NEWS

FOR RELEASE: 7:00 AM CT FRIDAY, SEPTEMBER 19, 2003

CHARTER COMMUNICATIONS ENTERS INTO
AGREEMENTS TO EXCHANGE CERTAIN INDEBTEDNESS

St. Louis, MO - Charter Communications, Inc. (NASDAQ: CHTR) today announced that it and its indirect subsidiary, CCH II, LLC ("CCH II") have entered into agreements to purchase an aggregate of $609 million principal amount of its convertible senior notes and $1.3 billion principal amount of the senior notes and senior discount notes issued by Charter Communications Holdings LLC ("Holdings") from a small number of institutional investors in privately negotiated transactions. Following is a table setting forth the series of notes being acquired and the amount of each series purchased. In consideration for these securities, CCH II will issue an aggregate of $1.6 billion principal amount of 10.25% notes due 2010. The exchanges are expected to close on Tuesday, September 23, 2003. CCH II also will sell an additional $30 million principal amount of 10.25% notes for an equivalent amount of cash. The proceeds will be applied to the accrued interest related to the exchange of the notes.

In announcing the agreements, Carl Vogel, President and Chief Executive Officer, said, "These exchanges are an important component in our continuing efforts to improve the Company's capital structure. By acquiring over 44% of the principal amount of our convertible notes, we are significantly reducing the amounts of maturities coming due in 2005 and 2006 and have also captured approximately $294 million in debt discount. This debt discount, together with the anticipated proceeds from our previously announced asset divestitures, exceeds $1.1 billion, the bulk of which will be used to reduce indebtedness. We intend to continue to explore opportunities to improve the credit quality of the Company."

Lazard Freres & Co. LLC served as financial advisor to the Company in connection with these transactions.

Conference Call

The Company will host a conference call Friday, September 19, 2003 at 11:30 AM Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's website at www.charter.com <http://www.charter.com>. The call can be accessed through the "Investor and News Center" portion of the website, via the "About Us" heading at the top of the page. Participants should go to the call link at least 10 minutes prior to the start time to register. The call will be archived on the website beginning two hours after completion of the call.

Those participating via telephone should dial 888/233-1576. International participants should dial 706/643-3458.

A replay of the call will be available at 800/642-1687 or 706/645-9291 beginning two hours after the completion of the call through midnight September 26, 2003. The passcode for the replay is 2857850.

About Charter Communications

Charter Communications, A Wired World Company™, is the nation's third-largest broadband communications company. Charter provides a full range of advanced broadband services to the home, including cable television on an advanced digital video programming platform via Charter Digital Cable® brand and high-speed Internet access marketed under the Charter Pipeline® brand. Commercial high-speed data, video and Internet solutions are provided under the Charter Business Networks® brand. Advertising sales and production services are sold under the Charter Media® brand. More information about Charter can be found at www.charter.com.

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Contacts: Media David Andersen 314-543-2213 dandersen@chartercom.com	Analysts Eloise Schmitz 314-543-2474 eschmitz@chartercom.com

Cautionary Statement Regarding Forward-Looking Statements:

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward- looking statements are inherently subject to risks, uncertainties and assumptions, including whether these exchanges or the previously announced asset divestitures are consummated Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release are set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to the Company or a person acting on its behalf are expressly qualified in their entirety by this cautionary.

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TABLE OF NOTES ACQUIRED

Principal Amount Purchased
Convertible Notes:
5.75% Notes Due 2005	$ 132
4.75% Notes Due 2006	477
Total Convertible Notes	$ 609

Senior Notes
8.250% Notes Due 2007	$ 149
8.625% Notes Due 2009	256
10.00% Notes Due 2009	35
10.75% Notes Due 2009	26
9.625% Notes Due 2009	60
10.25% Notes Due 2010	7
10.00% Notes Due 2011	165
Total Senior Notes	$ 698

Senior Discount Notes
9.92% Notes Due 2011	$ 366
11.75% Notes Due 2010	83
11.75% Notes Due 2011	79
12.125% Notes Due 2012	120
Total Senior Discount Notes	$ 648*

Total Seniors and Discounts	$ 1,346

*Accreted value of the discount notes acquired in the exchanges will be approximately $560 million at closing.